EXHIBIT 99

                      [SJS BANCORP, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE:  NOVEMBER 7, 1996

Contact:  Thomas G. Watson, President & CEO   616-983-0134
          NASDAQ Small Cap  SJSB

SJS BANCORP TO MERGE WITH SHORELINE FINANCIAL CORPORATION

Benton Harbor, Michigan   Dan L. Smith, Chairman of the Board,
President and Chief Executive Officer of Shoreline Financial Corporation, and Thomas G. Watson, President and Chief Executive Officer of SJS Bancorp, Inc. announced today that they have signed a plan of merger under which SJS would merge with and into Shoreline.

Under the agreement, which is subject to SJS shareholder and regulatory approvals, SJS shareholders would receive $27.00 cash for each share of SJS common stock, for a total deal value of approximately $25.4 million.

SJS Bancorp is a thrift holding company with assets of $151.9 million as of September 30, 1996. It is the parent company of SJS Federal Savings Bank, which provides banking services through its main office and branch in St. Joseph, Michigan and branches in South Haven and Stevensville, Michigan.

Shoreline Financial Corporation is a bank holding company with assets of $708.9 million as of September 30, 1996. Its subsidiary bank, Shoreline Bank, serves its banking customers through its main office in Benton Harbor, Michigan, and 24 branch locations in 10 communities in Southwestern Michigan. In addition to Shoreline Bank's branch network it provides a wide range of products and services including an extensive ATM network, a VISA debit card, an Investment and Trust Department, a Commercial Loan Department, and the first automated loan machine (ALM) in Michigan.

Smith stated "This in-market merger will significantly increase our presence in St. Joseph and will strengthen our ability to provide retail banking services in that market. We expect the merger to have an immaterial effect on our net income in 1997 and to enhance shareholder value in future years."

Watson added "This affiliation with Shoreline will make a broader range of banking and trust services available to SJS customers, while retaining local decision making and the high level of personal service SJS customers have previously enjoyed."

The merger agreement contains customary terms and conditions, and subject to receipt of all required approvals, the transaction is expected to be completed during the first half of 1997.